Exhibit 3.2

9733969/1 Number 560222	DUPLICATE FOR THE FILE

1645603

Certificate of Incorporation

I hereby certify that

HESTA PUBLIC LIMITED COMPANY

is this day incorporated under

the Companies Acts 1963 to 2013,

and that the company is limited.

Given under my hand at Dublin, this
Friday, the 10th day of April, 2015

for Registrar of Companies

Certificate handed to/posted to*:	Arthur Cox
Arthur Cox Building, Earlsfort Terrace, Dublin 2.

Signed:	Date:

*	Delete as appropriate